As filed with the Securities and Exchange Commission on April 17, 2006

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Automotive Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	33-0885775
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(86) 27-5981-8527
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Jie Li
Secretary of the Board of Directors
China Automotive Systems, Inc.
No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(86) 27-5981-8527
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Hayden J. Trubitt
Heller Ehrman LLP
4350 La Jolla Village Drive, Seventh Floor
San Diego, California 92122

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐  ______________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐  ______________________

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share(2)	2,240,938	$9.69 (3)	$21,714,691.88 (3)	$2,323.47
Common Stock, par value $0.0001 per share(4)	86,806	$14.40 (6)	$1,250,006.40 (6)	$133.75
Common Stock, par value $0.0001 per share(5)	69,444	$18.00 (6)	$1,249,992.00 (6)	$133.75
Total	2,397,188		$24,214,690.28	$2,590.97

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Represents (i) 1,578,075 shares of common stock issuable to Cornell Capital Partners, LP (“Cornell Capital Partners”) pursuant to the Standby Equity Distribution Agreement dated as of March 20, 2006, (ii) 37,022 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee on March 20, 2006, (iii) 625,000 shares of common stock issued to Cornell Capital Partners pursuant to the Securities Purchase Agreement dated March 20, 2006 and (iv) 841 shares of common stock issued to Newbridge Securities Corporation as a placement agent fee on March 20, 2006.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For this purpose, we have used the average of the high and low prices as reported on The Nasdaq Capital Market on April 12, 2006.

(4)

Represents shares of common stock issuable upon exercise of warrants to purchase common stock at an exercise price of $14.40 per share, issued to Cornell Capital Partners under the Securities Purchase Agreement dated March 20, 2006.

(5)

Represents shares of common stock issuable upon exercise of warrants to purchase common stock at an exercise price of $18.00 per share, issued to Cornell Capital Partners under the Securities Purchase Agreement dated March 20, 2006.

(6)	Calculated based upon the exercise price of the warrants overlying the shares of common stock, in accordance with Rule 457(g) under the Securities Act.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities ahs been filed with the Securities and Exchange Commission.  These securities may not be sold until the registration statement becomes effective.  This prospectus is not an offer to sell and is not a solicitation of an offer to buy in any state in which an offer, solicitation or sale is not permitted.

Subject to Completion, Dated April 17, 2006

PROSPECTUS

CHINA AUTOMOTIVE SYSTEMS, INC.

2,397,188 Shares of Common Stock

This prospectus relates to the offer and sale of up to 2,397,188  shares of common stock, $0.0001 par value per share, of China Automotive Systems, Inc. (“we,” “China Automotive” or the “Company”) by certain persons who are stockholders of China Automotive, including Cornell Capital Partners, LP (“Cornell Capital Partners”).  Please refer to “Selling Stockholders” beginning on page 11.

We are not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering.  We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (the “SEDA”), entered into with Cornell Capital Partners on March 20, 2006.  We also may receive proceeds from the exercise of warrants issued to Cornell Capital Partners under the Securities Purchase Agreement dated March 20, 2006 (the “Securities Purchase Agreement”) with Cornell Capital Partners.  However, to the extent that the warrants are exercised via cashless exercise, we will not receive proceeds from the exercise of those warrants.  We have already received $5,000,000 from Cornell Capital Partners for issuing 625,000 shares of common stock and the warrants under the Securities Purchase Agreement.  All costs associated with this registration will be borne by us.

Our common stock is presently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CAAS.”  On April 12, 2006, the last reported sale price of our common stock was $9.65 per share.

The selling stockholders consist of (i) Cornell Capital Partners, as to 2,396,347 shares of common stock, which include (a) 1,578,075 shares of common stock that may be purchased by Cornell Capital Partners from us under the SEDA, (b) 37,022 shares of common stock that we issued to Cornell Capital Partners upon the signing of the SEDA as a commitment fee, (c) 625,000 shares of common stock that we issued to Cornell Capital Partners pursuant to the Securities Purchase Agreement and (d) 156,250 shares of common stock underlying warrants that we issued to Cornell Capital Partners pursuant to the Securities Purchase Agreement; and (ii) Newbridge Securities Corporation (“Newbridge”), as to 841 shares of common stock that we issued to it as a placement agent fee in connection with the SEDA.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA.  Cornell Capital Partners will pay us 98.5% of, or a 1.5% discount to, the lowest daily volume weighted average price (“VWAP”) of our common stock as quoted by Bloomberg, LP during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the SEDA; provided, that the price per share paid by Cornell Capital Partners will in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date that we deliver an advance request.  In addition, Cornell Capital Partners will retain 4.5% of each advance under the SEDA.  Cornell Capital Partners also received a one-time commitment fee equal to $440,000, payable in the form of 37,022 shares of common stock.  The 1.5% discount, the 4.5% retainage fee and the $440,000 commitment fee paid in shares of common stock are underwriting discounts payable to Cornell Capital Partners.

We engaged Newbridge, a registered broker-dealer, to act as placement agent in connection with the SEDA.  We paid Newbridge a fee of $10,000 in the form of 841 shares of common stock on March 20, 2006, under a Placement Agent Agreement.

Each of the selling stockholders may, at its discretion, sell the shares from time to time at prices established on Nasdaq or otherwise.  Each selling stockholder may sell these shares directly to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from either the selling stockholder or the purchasers of the shares, or both of them.  Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state securities laws or that an exemption from registration is available.

With the exception of Cornell Capital Partners, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the Securities and Exchange Commission declares the accompanying registration statement effective.

These securities are speculative and involve a high degree of risk.
You should purchase securities only if you can afford a complete loss of your investment.
See “Risk Factors” beginning on page 3.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission; nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2006.

Prospectus Summary

This summary highlights selected information appearing elsewhere in this prospectus.  While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors.” Unless the context requires otherwise, the words “we,” the “Company,” “us” and “our” refer to China Automotive Systems, Inc.

ABOUT CHINA AUTOMOTIVE SYSTEMS, INC.

China Automotive Systems, Inc. was incorporated in the State of Delaware on June 29, 1999 under the name Visions-In-Glass, Inc., which was principally engaged in the business of designing, marketing and selling custom-designed stained glass, leaded glass artifacts and leaded glass windows through a web site.  From August 23, 2002 to March 2003, we had no business operations.

Pursuant to a Share Exchange Agreement dated as of March 5, 2003, among Yarek Bartosz, Guofu Dong (“Dong”), Liping Xie (“Xie”), Qizhou Wu (“Wu”), Andy Yiu Wong Tse (“Tse”), Hanlin Chen (“Chen”, and, together with Dong, Xie, Wu and Tse, collectively, the “Sellers”) and Great Genesis Holding Limited, a corporation organized under the laws of the Hong Kong Special Administrative Region, China (“Genesis”), we acquired from the Sellers (the “Acquisition”) all of the issued and outstanding equity interests of Genesis (the “Genesis Shares”).  As consideration for the Genesis Shares, we issued 20,914,250 shares of common stock to the Sellers.  After the acquisition, we continued the operations of Genesis.  Genesis owns all of the capital stock of Ji Long Enterprises Investment Corp. Ltd., a Hong Kong Company (“Ji Long”).  Ji Long in turn owns interests in five Sino-joint ventures, which manufacture power steering systems and/or related products for different segments of the automobile industry in China.

On May 19, 2003, we changed our name from Visions-In-Glass, Inc. to China Automotive Systems, Inc.

Our principal executive offices are located at No. 1 Henglong Road, Yu Qiao Development Zone, Shashi District, Jing Zhou City, Hubei Province, People’s Republic of China.  Our telephone number is (86) 27-5981-8527.

SUMMARY OF THE OFFERING

This offering relates to the resale of up to 2,397,188 shares of common stock by (i) Cornell Capital Partners, as to 2,396,347 shares of common stock, including (a) 1,578,075 shares of common stock that may be purchased by Cornell Capital Partners from us under the SEDA, (b) 37,022 shares of common stock that we issued to Cornell Capital Partners upon the signing of the SEDA as a commitment fee, (c) 625,000 shares of common stock that we issued to Cornell Capital Partners pursuant to the Securities Purchase Agreement and (d) 156,250 shares of common stock underlying warrants that we issued to Cornell Capital Partners pursuant to the Securities Purchase Agreement; and (ii) Newbridge, as to 841 shares of common stock that we issued to Newbridge as a placement agent fee.

Pursuant to the SEDA, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $15 million.  The amount of each advance is subject to a maximum advance amount of $5 million, and we may not submit any request for an advance within five trading days of a prior request.  Cornell Capital Partners will pay us 98.5% of, or a 1.5% discount to, the lowest daily VWAP of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the SEDA; provided, that the price per share paid by Cornell Capital Partners will in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date that we deliver an advance request.  Cornell Capital Partners will retain 4.5% of each advance it makes to us.  Cornell Capital Partners also received a one-time commitment fee of $440,000 payable in the form of 37,022 shares of common stock.

Among other things, this prospectus relates to the shares of common stock to be issued under the SEDA.  There are substantial risks to investors as a result of the issuance of shares of common stock under the SEDA.  These risks include dilution of stockholders and significant decline in our stock price.

There is an inverse relationship between our stock price and the number of shares to be issued under the SEDA in exchange for a cash payment of a particular size.  That is, as our stock price declines, we would be required to issue a greater number of shares under the SEDA for a given advance.  This inverse relationship is demonstrated by the following tables, which show the net cash to be received by us and the number of shares to be issued under the SEDA at a recent price of $10.24, the closing price per share on April 7, 2006, and 5% and 10% discounts to the recent price. Under the terms of the SEDA, the price per share to be paid by Cornell Capital Partners will in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date on which we deliver a request for an advance.

	Market Price	5% Discount	10% Discount

Market Price:	$10.24	$9.73	$9.22
Purchase Price:	$10.09	$9.58	$9.08
Number of Shares (1):	1,487,151	1,565,422	1,652,390
Total Outstanding (2):	24,724,557	24,802,828	24,889,796
Percent Outstanding (3):	6.01%	6.31%	6.64%
Net Cash to Access (4):	$14,265,000.00	$14,265,000.00	$14,265,000.00

(1)	Represents the number of shares of common stock that could be issued to Cornell Capital Partners under the SEDA at the prices set forth in the table.
(2)

Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the SEDA, including the 37,022 commitment shares issued to Cornell Capital Partners.

(3)

Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding after the issuance of the shares to Cornell Capital Partners under the SEDA, including the 37,022 commitment shares issued to Cornell Capital Partners.

(4)	Net cash equals the gross proceeds minus the 4.5% retainage and $60,000 in offering expenses.

Common Stock Offered	The resale of up to 2,397,188 shares of common stock issued and issuable to the selling stockholders.

Common Stock Outstanding Before the Offering	23,237,406 shares as of April 7, 2006.(1)

Use of Proceeds

We will not receive any proceeds of the shares offered by the selling stockholders.  However, we will receive proceeds from the sale of common stock to Cornell Capital Partners under the SEDA, and we may receive proceeds from the exercise of warrants issued to Cornell Capital Partners under the Securities Purchase Agreement unless the warrants are exercised via cashless exercise. We have already received $5 million from the issuance of 625,000 shares of common stock and the warrants to Cornell Capital Partners under the Securities Purchase Agreement.  We plan to use all such proceeds for general corporate and working capital purposes.  See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors.”

Nasdaq Capital Market symbol	CAAS

(1)	Includes 662,022 shares of common stock issued to Cornell Capital Partners and 841 shares of common stock issued to Newbridge on March 20, 2006.

Risk Factors

Any investment in our securities involves a high degree of risk.  You should carefully consider the risks described below, which we believe are all the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our company.

Risks Related to Our Business and Industry

Because we are a holding company with substantially all of our operations conducted through our subsidiaries, our performance will depend upon the performance of our subsidiaries.

We have no operations independent of those of Great Genesis and our subsidiaries, and our principal assets are our investments in Great Genesis and our subsidiaries.  As a result, we are dependent upon the performance of Great Genesis and our subsidiaries and will be subject to the financial, business and other factors affecting Great Genesis as well as general economic and financial conditions.  As substantially all of our operations are and will be conducted through our subsidiaries, we will be dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are and will be held by operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries.  In the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our subsidiaries’ liabilities and obligations have been paid in full.

With the automobile parts markets being highly competitive and many of our competitors having greater resources than we do, we may not be able to compete successfully.

The automobile parts industry is a highly competitive business. Criteria for our customers include:

•	quality;

•	price/cost competitiveness;

•	system and product performance;

•	reliability and timeliness of delivery;

•	new product and technology development capability;

•	excellence and flexibility in operations;

•	degree of global and local presence;

•	effectiveness of customer service; and

•	overall management capability.

Our competitors include independent suppliers of parts, as well as suppliers formed by spin-offs from our customers, who are becoming more aggressive in selling parts to other vehicle manufacturers.  Depending on the particular product, the number of our competitors varies significantly.  Many of our competitors have substantially greater revenues and financial resources than we do, as well as stronger brand names, consumer recognition, business relationships with vehicle manufacturers, and geographic presence than we have.  We may not be able to compete favorably and increased competition may substantially harm our business, prospects and results of operations.

Internationally, we face different market dynamics and competition.  We may not be as successful as our competitors in generating revenues in international markets due to the lack of recognition of our products or other factors.  Developing product recognition overseas is expensive and time-consuming and our international expansion efforts may be more costly and less profitable than we expect.  If we are not successful in our target markets, our sales could decline, our margins could be negatively impacted and we could lose market share, any of which could materially harm our business, results of operations and profitability.

Pricing pressure by automobile manufacturers on their suppliers may adversely affect our business and results of operations.

Recently, pricing pressure from automobile manufacturers has been prevalent in the automotive parts industry in China.  Virtually all vehicle manufacturers seek price reductions each year, including requiring suppliers to pay a “three warranties” service charge for compensation, exchange and withdrawal in an amount equal to one percent of the total amount of parts supplied.  Although we have tried to reduce costs and resist price reductions, these reductions have impacted our sales and profit margins.  If we cannot offset continued price reductions through improved operating efficiencies and reduced expenditures, price reductions will have a material adverse effect on our results of operations.

The cyclical nature of automotive production and sales could result in a reduction in automotive sales, which could adversely affect our business and results of operations.

Our business relies on automotive vehicle production and sales by our customers, which are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences.  They also can be affected by labor relations issues, regulatory requirements, and other factors.  In addition, in the last two years, the price of automobiles in China has generally declined.  As a result, the volume of automotive production in China has fluctuated from year to year, which give rise to fluctuations in the demand for our products.  Any significant economic decline that results in a reduction in automotive production and sales by our customers would have a material adverse effect on our results of operations.  Moreover, if the prices of automobiles do not remain low, then demand for automobile parts could fall and result in lower revenues and profitability.

Increasing costs for manufactured components and raw materials may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including castings, electronic components, finished sub-components, molded plastic parts, fabricated metal, aluminum and steel, and resins.  Because it may be difficult to pass increased prices for these items on to our customers, a significant increase in the prices of our components and materials could materially increase our operating costs and adversely affect our profit margins and profitability.

Our business, revenues and profitability would be materially and adversely affected if we lose any of our large customers.

For the year ended December 31, 2005, approximately 14% of our sales were to Brilliance China Automotive Holdings Limited, approximately 11.6% were to Beiqi Foton Motor Co., Ltd., approximately 11.5% were to Chery Automobile Co., Ltd. and approximately 9.5% were to Zhejiang Geely Holding Co., Ltd., our four largest customers.  The loss of, or significant reduction in purchases by, one or more of these major customers could adversely affect our business.

We may be subject to product liability and warranty and recall claims, which may increase the costs of doing business and adversely affect our financial condition and liquidity.

We may be exposed to product liability and warranty claims if our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage.  We started to pay to our customers increased after-sales service expenses due to consumer rights protection policies of “recall” issued by the Chinese government in 2004, such as the recalling flawed vehicles policy.  Beginning in 2004, automobile manufacturers unilaterally required their suppliers to pay a “3-R Guarantees”  service charge (for repair, replacement and refund) in an amount equal to one percent of the total amount of parts supplied.  Accordingly, we have experienced and will continue to experience higher after-sales service expenses.  Product liability, warranty and recall costs may have a material adverse effect on our financial condition.

We are subject to environmental and safety regulations, which may increase our compliance costs and may adversely affect our  results of operation.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China.  We cannot provide assurance that we have been or will be at all times in full compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements.  Additionally, these regulations may change in a manner that could have a material adverse effect on our business, results of operations and financial condition.  The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a material expense of doing business.

Non-performance by our suppliers may adversely affect our operations by delaying delivery or causing delivery failures, which may negatively affect demand, sales and profitability.

We purchase various types of equipment, raw materials and manufactured component parts from our suppliers.  We would be materially and adversely affected by the failure of our suppliers to perform as expected.  We could experience delivery delays or failures caused by production issues or delivery of non-conforming products if our suppliers failed to perform, and we also face these risks in the event any of our suppliers becomes insolvent or bankrupt.

Our  business and growth may suffer if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies effectively depends on the efforts of our executive officers and other key employees, particularly our Chief Executive Officer and President, Hanlin Chen.  We depend on the continued contributions of our senior management and other key personnel.  Our future success also depends on our ability to identify, attract and retain highly skilled technical, particularly engineers and other employees with electronics expertise, managerial, finance and marketing personnel.  We do not maintain a key person life insurance policy on Hanlin Chen.  The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could substantially harm our business.

Our management beneficially owns approximately 89.8% of our common stock and may have conflicts of interest with our  minority stockholders.

Members of our  management and Board of Directors beneficially own approximately 89.8% of the shares of our common stock.  As a result, these majority stockholders have control over decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders, which could result in the approval of transactions that might not maximize stockholders’ value.  Additionally, these stockholders control the election of members of our board, have the ability to appoint new members to our management team and control the outcome of matters submitted to a vote of the holders of our  common stock.  The interests of these majority stockholders may at times conflict with the interests of our other stockholders.

There is a limited public float of our common stock, which can result in our stock price being volatile and prevent the realization of a profit on resale of our common stock.

There is a limited public float of our common stock.  Of our outstanding common stock, approximately 10.2% is considered part of the public float.  The term “public float” refers to shares freely and actively tradable on the Nasdaq Capital Market and not owned by officers, directors or affiliates, as such term is defined under the Securities Act.  Due to our relatively small public float and the limited trading volume of our common stock, purchases and sales of relatively small amounts of our common stock can have a disproportionate effect on the market price for our common stock.  As a result, the market price of our common stock can be volatile.  This stock price volatility could prevent a stockholder seeking to sell our common stock from being able to sell it at or above the price at which the stock was bought.

Provisions in our certificate of incorporation and bylaws and the General Corporation Law of Delaware may discourage a takeover attempt.

Provisions in our certificate of incorporation and bylaws and the General Corporation Law of Delaware, the state in which we are incorporated, could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.  Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it difficult for stockholders to effect certain corporate actions and possibly prevent transactions that would maximize stockholders’ value.

Risks Related to Doing Business in China and other International Countries

Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are outside the United States and in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations, exposure to possible expropriation or other Chinese government actions, and unsettled political conditions.  These factors may have a material adverse effect on our operations or on our business, results of operations and financial condition.

Our international expansion plans subject us to risks inherent in doing business internationally.

Our long-term business strategy relies on the expansion of our international sales by targeting markets outside China, such as the United States.  Risks affecting our international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, foreign laws, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers.  These risks could harm our international expansion efforts, which could in turn materially and adversely affect our business, operating results and financial condition.

We face risks associated with currency exchange rate fluctuations, any adverse fluctuation may adversely affect our operating margins.

Although we are incorporated in the United States, the majority of our current revenues are in Chinese currency.  Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results.  Fluctuations in the value of the U.S. dollar relative to other currencies impact our  revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses.  Historically, we have not engaged in exchange rate hedging activities.  Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

If relations between the United States and China worsen, our stock price may decrease and we  may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues.  Controversies may arise in the future between these two countries.  Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments.  Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization.  The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time.  Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business.  Nationalization or expropriation could result in the total loss of our investment in China.

The economic, political and social conditions in China could affect our  business.

All of our business, assets and operations are located in China.  The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources.  The economy of China has been transitioning from a planned economy to a more market-oriented economy.  Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government.  In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Therefore, the Chinese government’s involvement in the economy could adversely affect our business operations, results of operations and/or financial condition.

The significant but uneven growth in the economy of China in the past 20 years could have an adverse effect on our business and results of operations.

The Chinese government has implemented various measures from time to time to control the rate of economic growth.  Some of these measures benefit the overall economy of China, but may have a negative effect on us.

Government control of currency conversion and future movements in exchange rates may adversely affect the Company’s operations and financial results.

We receive substantially all of our revenues in Renminbi, the currency of China.  A portion of such revenues will be converted into other currencies to meet our foreign currency obligations.  Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China.  These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency.  Although the exchange rate of the Renminbi to the U.S. dollar has been stable since January 1, 1994, and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable.  The Renminbi could devalue against the U.S. dollar.  Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which our earnings and obligations are denominated.  In particular, a devaluation of the Renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations.

Because the Chinese legal system is not fully developed, our legal protections may be limited.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People’s Court.  Although the Chinese government introduced new laws and regulations to modernize its business, securities and tax systems on January 1, 1994, China does not yet possess a comprehensive body of business law.  Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies and it may be difficult to enforce contracts.  In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.  Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive.

It may be difficult to serve us with legal process or enforce judgments against our management or us.

All of our assets are located in China.  In addition, all of our officers, and all but two of our directors, are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States.  As a result, it may not be possible to effect service of process within the United States upon such persons to originate an action in the United States.  Moreover, there is uncertainty that the courts of China would enforce judgments of U.S. courts against us or our directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in China based upon the securities laws of the United States or any state.

Risks Related to this Offering

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock.  Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.  Of the 23,237,406 shares of common stock outstanding as of April 7, 2006, all such shares are, or will be, freely tradable without restriction, unless held by our “affiliates.”  Some of these shares may be resold under Rule 144.

Existing stockholders could experience significant dilution from our sale of shares under the SEDA.

Our financial needs will be partially provided from the SEDA.  The issuance of shares of our common stock under the SEDA, at below-market prices, will have a dilutive impact on our other stockholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the SEDA to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under the SEDA, Cornell Capital Partners will pay less than the then-prevailing market price of our common stock.

The common stock to be issued under the SEDA will be issued at a 1.5% discount to the lowest daily VWAP of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the SEDA; provided, that the price per share paid by Cornell Capital Partners will in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date that we deliver an advance request.  Further, Cornell Capital Partners will retain 4.5% of each advance under the SEDA.  Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 1.5% discount.  These sales could cause the price of our common stock to decline, based on increased selling of our common stock.

The sale of our stock under the SEDA could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provisions of a SEDA have the potential to cause a significant downward pressure on the price of a company’s common stock.  This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used for growth.  Such an event could place further downward pressure on the price of our common stock.  We may request numerous drawdowns pursuant to the terms of the SEDA.  Even if we use the SEDA to invest in ways that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price.  If there are significant short sales of stock, the price decline that would result from this activity in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market.  If there is an imbalance on the sell side of the market for our common stock, the price will decline.

It is not possible to predict those circumstances whereby short sales could materialize or the extent to which the stock price could drop.  In some companies that have been subjected to short sales the stock price has dropped significantly.  This could happen to our stock price.

Cornell Capital Partners may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

Cornell Capital Partners is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital Partners, which is prior to the date the stock is delivered to Cornell Capital Partners. Cornell Capital Partners may sell such shares any time after we deliver an advance notice. Accordingly, Cornell Capital Partners may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower VWAP during the pricing period, which would result in us having to issue a larger number of shares of common stock to Cornell Capital Partners in respect of the advance.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

The price of the shares in this offering will fluctuate based on, among other possible factors, the prevailing market price of our common stock on Nasdaq.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in the offering.

We may not be able to obtain a cash advance under the SEDA if Cornell Capital Partners holds more than 9.9% of our common stock.

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the SEDA.  A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the SEDA.  In that event, if we are unable to obtain additional external funding, we could fail to achieve the corporate objectives that we had hoped to use the cash to achieve.

Special Note Regarding Forward-Looking Statements

This prospectus, including the sections titled “Prospectus Summary” and “Risk Factors,” contains forward-looking statements.  Forward-looking statements convey our current expectations or forecasts of future events.  All statements contained in this prospectus other than statements of historical fact are forward-looking statements.  Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “could,” “would,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.”  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.  You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.  See “Where You Can Find More Information.”

Selling Stockholders

The following table provides information regarding the beneficial ownership of outstanding shares of our common stock by the selling stockholders, both before this offering and as adjusted to reflect the sale of all of the shares offered under this prospectus.  The selling stockholders assisted in or provided financing to us.

	Shares Beneficially Owned before Offering			Number of Shares Being Registered	Shares Beneficially Owned after Offering

	Number	Percent(1)			Number	Percent(1)

Selling Security Holder
Cornell Capital Partners, LP	2,396,347(2)	10.2	%(4)	2,396,347	—	—
Newbridge Securities Corporation	841(3)	*		841	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Applicable percentage of ownership is based on 23,237,406 shares of common stock outstanding as of April 7, 2006, together with securities exercisable for or convertible into shares of common stock within 60 days of April 7, 2006, for each selling stockholder.  Assumes that 1,578,075 shares of common stock have been issued to Cornell Capital Partners under the SEDA and are held by Cornell Capital Partners. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended.  Shares of common stock issuable pursuant to warrants are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person.  Each person or group identified possesses sole voting and investment power with respect to the shares.

(2)

Consists of (i) 1,615,097 shares of common stock issued and to be issued to Cornell Capital Partners pursuant to the SEDA, (ii) 625,000 shares of common stock issued to Cornell Capital Partners pursuant to the Securities Purchase Agreement, (iii) 86,806 shares of common stock issuable to Cornell Capital Partners upon the exercise of warrants to purchase common stock at an exercise price of $14.40 per share and (iv) 69,444 shares of common stock issuable to Cornell Capital Partners upon the exercise of warrants to purchase common stock at an exercise price of $18.00 per share.  We issued the warrants referenced in (iii) and (iv) to Cornell Capital Partners under the Securities Purchase Agreement.

(3)	Consists of 841 shares of common stock issued to Newbridge as a placement agent fee on March 20, 2006.
(4)

We will be unable to obtain a cash advance under the SEDA in the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock. Please see the last paragraph under “Plan of Distribution.”

SHARES ACQUIRED IN FINANCING TRANSACTIONS

The following information contains a description of each selling stockholder’s relationship to us, and how the selling stockholder acquired the shares to be sold in this offering is detailed below.  No selling stockholder has held any position or office, or had any other material relationship, with us, except as follows:

Cornell Capital Partners is an investor under the SEDA and the Securities Purchase Agreement and a holder of shares of our common stock.  All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC.  Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us.  Those transactions are explained below:

•

Standby Equity Distribution Agreement. On March 20, 2006, we entered into the SEDA with Cornell Capital Partners.  Pursuant to the SEDA, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $15 million.  For each share of common stock purchased under the SEDA, Cornell Capital Partners will pay us 98.5% of, or a 1.5% discount to, the lowest daily VWAP of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the SEDA; provided, that the price per share paid by Cornell Capital Partners will in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date that we deliver an advance request.  Further, Cornell Capital Partners will retain 4.5% of each advance under the SEDA.  In connection with the SEDA, we paid Cornell Capital Partners a one-time commitment fee of $440,000 in the form of 37,022 shares of common stock.

There are certain risks related to sales by Cornell Capital Partners, including:

•

The SEDA shares will be issued based on a discount to the market rate.  As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the more shares Cornell Capital Partners will receive.  This could result in substantial dilution to the interests of other holders of common stock.

•

To the extent Cornell Capital Partners sells its shares of common stock (including the not-yet-issued shares corresponding to a particular advance, which Cornell Capital Partners can sell – even during the pricing period for those same shares), our common stock price may decrease due to the additional shares in the market.  This could allow Cornell Capital Partners to receive a greater number of shares of our common stock, the sales of which would further depress the stock price.

•

The significant downward pressure on the price of our common stock as Cornell Capital Partners sells material amounts of common stock could encourage short sales or traditional sales by third parties. This could place further downward pressure on the price of our common stock.

•

Securities Purchase Agreement.  On March 20, 2006, we sold 625,000 shares of common stock, a warrant to purchase 86,806 shares of common stock, exercisable for three years at an exercise price of $14.40 per share, and a warrant to purchase 69,444 shares of common stock, exercisable for three years at an exercise price of $18.00 per share, to Cornell Capital Partners pursuant to the Securities Purchase Agreement.  In some circumstances the number of warrant shares can be increased, and the exercise price decreased, by the operation of a ratchet-type antidilution provision.  In exchange for our issuing the 625,000 shares and the warrants, Cornell Capital Partners paid us $5,000,000 in cash.

•

Placement Agent Fees.  We also engaged Newbridge to act as a placement agent in connection with the SEDA pursuant to a Placement Agent Agreement.  Under the Placement Agent Agreement, we paid to Newbridge a placement agent fee equal to $10,000 in the form of 841 shares of our common stock.  While we have an existing agreement to pay other placement agents, Sterne, Agee & Leach, Inc. and Trenwith Securities, LLC, $250,000 (the “Commissions”) and to issue them warrants to purchase 31,250 shares of common stock (the “Placement Agent Warrants”), we intend to seek to renegotiate to reduce the Commissions and the number of Placement Agent Warrants.  This attempt to renegotiate may or may not be successful.

In connection with the SEDA and the Securities Purchase Agreement, we also paid a structuring fee of $17,500 in cash to an affiliate of Cornell Capital Partners, and a due diligence fee of $10,000 in cash to Cornell Capital Partners.

Plan of Distribution

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Nasdaq Capital Market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the Nasdaq Capital Market or in any other market on which the price of our shares of common stock are quoted.  Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers.  If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA.  Cornell Capital Partners will pay us 98.5% of, or a 1.5% discount to, the lowest daily VWAP of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the SEDA; provided, that the price per share paid by Cornell Capital Partners will in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date that we deliver an advance request.  In addition, Cornell Capital Partners will retain 4.5% of the proceeds received by us under the SEDA, and received a one-time commitment fee of $440,000 in the form of 37,022 shares of our common stock.  The 1.5% discount, the 4.5% retainage and the $440,000 commitment fee in the form of 37,022 shares of common stock are underwriting discounts.

In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to act as placement agent in connection with the SEDA and the Securities Purchase Agreement.  We paid Newbridge a fee of $10,000 in the form of 841 shares of our common stock on March 20, 2006 for its services under a Placement Agent Agreement.  While we have an existing agreement to pay the placement agents, Sterne, Agee & Leach, Inc. and Trenwith Securities, LLC, $250,000 and to issue them warrants to purchase 31,250 shares of common stock, we intend to seek to renegotiate to reduce the Commissions and the number of Placement Agent Warrants.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership.  Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies.  Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.  Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents.  If any of these other expenses exists, we expect the selling stockholders to pay these expenses.  We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities.  We estimate that the expenses of the offering to be borne by us will be approximately $60,000, as well as the retention of 4.5% of the gross proceeds received under the SEDA.  We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.  We will, however, receive proceeds from the sale of common stock to Cornell Capital Partners under the SEDA, and we may receive proceeds from the exercise of the warrants issued to Cornell Capital Partners unless the warrants are exercised via “net exercise.”  We also received $5,000,000 in cash from Cornell Capital Partners in exchange for the 625,000 shares and the warrants under the Securities Purchase Agreement.  We plan to use all such proceeds for general working capital purposes.  See “Use of Proceeds.”

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including Regulation M.  Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-K and as stated in Part II of this Registration Statement, we must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the SEDA. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the SEDA.

Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  There will be no proceeds to us from the sale of shares of common stock in this offering.  However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the SEDA. The purchase price of the shares purchased under the SEDA will be equal to 98.5% of the lowest daily VWAP of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the SEDA; provided, that the price per share paid by Cornell Capital Partners will in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date that we deliver an advance request.  We will pay Cornell Capital Partners 4.5% of each advance as an additional fee.

Pursuant to the SEDA, the amount of each advance is subject to a maximum advance amount of $5 million, and we may not submit any request for an advance within five trading days of a prior request, or request more than $15 million over 24 months from the date of this prospectus. We may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock.

The SEDA limits our use of proceeds to general corporate and working capital purposes.  For illustrative purposes only, we have set forth below our intended use of proceeds assuming receipt of the maximum amount of net proceeds available under the SEDA. The table assumes estimated offering expenses of $60,000, plus the 4.5% retainage payable to Cornell Capital Partners under the SEDA. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$15,000,000
Net Proceeds	$14,265,000
Number of shares issued under the SEDA at an assumed offering price of $9.65:
1,578,075(1)
Use of Proceeds:
General Corporate and Working Capital	$14,265,000

(1)

Assumed offering price of $9.65 represents the lowest sale price of our common stock on April 5, 2006. Number of shares issued under the SEDA is calculated based on a 1.5% discount to the assumed offering price.

In addition, the shares of common stock offered under this prospectus include (i) 37,863 shares of outstanding common stock issued to Cornell Capital Partners and Newbridge as a commitment fee under the SEDA and a placement agent fee under the Placement Agent Agreement, and (ii) 625,000 shares of outstanding common stock, 86,806 shares of common stock underlying warrants to purchase common stock at an exercise price of $14.40 per share and 69,444 shares of common stock underlying warrants to purchase common stock at an exercise price of $18.00 per share, issued to Cornell Capital Partners under the Securities Purchase Agreement. Cornell Capital Partners is not obligated to exercise the warrants. Assuming the exercise of all of these warrants, and further assuming that Cornell Capital Partners’ exercise of the warrants is not via the cashless exercise method, we would receive from the exercise of warrants approximately $2.5 million, which we would use for general corporate and working capital purposes.  We have already received $5,000,000 in cash from Cornell Capital Partners for issuing the 625,000 shares and the warrants under the Securities Purchase Agreement.

Legal Matters

The validity of the common stock offered hereby has been passed upon for us by Heller Ehrman LLP, San Diego, California.

Experts

The financial statements as of and for the fiscal years ended December 31, 2005 and December 31, 2004 included in this prospectus and included elsewhere in the registration statement have been audited by Schwartz Levitsky Feldman LLP, an independent registered public accounting firm, as stated in its report appearing herein, and have been so included upon the report of such firm given upon its authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered hereby.  We also file periodic and current reports pursuant to the Securities Exchange Act of 1934, proxy statements and other information with the SEC.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement.  For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto, and the documents incorporated by reference in the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F. Street N.E., Washington, D.C. 20549.  You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room.  In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  You may access the registration statement of which this prospectus is a part, as well as our periodic and current reports filed pursuant to the Securities Exchange Act of 1934, proxy statements and other information, at the SEC’s web site.

We maintain an Internet web site at www.caasauto.com.  We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this prospectus.

Documents Incorporated by Reference

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated into this registration statement by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed on March 31, 2006;

•	our Current Report on Form 8-K, as filed on March 24, 2006; and

•

the description of the our common stock contained in the Registration Statement on Form 10-SB filed by our predecessor, Visions-In-Glass, Inc., with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended, on August 27, 2001, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated be reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of all or any of the documents that have been incorporated herein by reference, but are not delivered with this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).  Requests for such copies should be directed to:

China Automotive Systems, Inc.
No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
Attn: Jie Li

*     *     *

You may rely on the information contained in this prospectus.  We have not authorized anyone to provide information different from that contained in this prospectus.  Neither the delivery of this prospectus nor the sale of shares of common stock means that information contained in this prospectus is correct after the date of this prospectus.  This prospectus is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any circumstances under which the offer or solicitation is unlawful.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

Amount to be paid

SEC registration fee	$2,590.97
Legal fees and expenses	40,000.00
Accounting fees and expenses	10,000.00
Printing and engraving expenses	2,000.00
Miscellaneous	5,409.03

Total	$60,000.00

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  There are no specific provisions relating to indemnification of directors and officers in our certificate of incorporation or bylaws.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit	Description

4.1	Certificate of Incorporation of Visions-In-Glass, Inc., now known as China Automotive Systems, Inc. (1)

4.1.1	Certificate of Amendment to Certificate of Incorporation, filed May 19, 2003.

4.2	Bylaws. (2)

5.1	Opinion of Heller Ehrman LLP.

10.1	Standby Equity Distribution Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.2	Placement Agent Agreement dated March 20, 2006 between us and Newbridge Securities Corporation.

10.3	Registration Rights Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.4	Securities Purchase Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.5	Investor Registration Rights Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.6	Warrant to purchase 86,806 shares of common stock at $14.40 per share, issued to Cornell Capital Partners, LP.

10.7	Warrant to purchase 69,444 shares of common stock at $18.00 per share, issued to Cornell Capital Partners, LP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).

(1)	Incorporated by reference to Exhibit 3(i) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.
(2)	Incorporated by reference to Exhibit 3(ii) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hubei, People’s Republic of China, on this 17th day of April, 2006.

CHINA AUTOMOTIVE SYSTEMS, INC.

By:	/s/ Hanlin Chen

Hanlin Chen
Chief Executive Officer

Power of Attorney

We, the undersigned directors and/or officers of China Automotive Systems, Inc. (the “Registrant”), hereby severally constitute and appoint Hanlin Chen and Jie Li, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title(s)	Date

/s/ Hanlin Chen
	Chief Executive Officer and Director	April 17, 2006
Hanlin Chen	(Principal Executive Officer)

/s/ Daming Hu
	Chief Financial Officer	April 17, 2006
Daming Hu	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Qizhou Wu
	Director	April 17, 2006
Qizhou Wu

/s/ Guofu Dong
	Director	April 17, 2006
Guofu Dong

/s/ Liping Xie
	Director	April 17, 2006
Liping Xie

/s/ Andy Yiu Wong Tse
	Director	April 17, 2006
Andy Yiu Wong Tse

/s/ Robert Tung
	Director	April 17, 2006
Robert Tung

/s/ Dr. Haimian Cai
	Director	April 17, 2006
Dr. Haimian Cai

/s/ William E. Thomson
	Director	April 17, 2006
William E. Thomson

Exhibit Index

Exhibit	Description

4.1	Certificate of Incorporation of Visions-In-Glass, Inc., now known as China Automotive Systems, Inc. (1)

4.1.1	Certificate of Amendment to Certificate of Incorporation, filed May 19, 2003.

4.2	Bylaws. (2)

5.1	Opinion of Heller Ehrman LLP.

10.1	Standby Equity Distribution Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.2	Placement Agent Agreement dated March 20, 2006 between us and Newbridge Securities Corporation.

10.3	Registration Rights Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.4	Securities Purchase Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.5	Investor Registration Rights Agreement dated March 20, 2006 between us and Cornell Capital Partners, LP.

10.6	Warrant to purchase 86,806 shares of common stock at $14.40 per share, issued to Cornell Capital Partners, LP.

10.7	Warrant to purchase 69,444 shares of common stock at $18.00 per share, issued to Cornell Capital Partners, LP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).

(1)	Incorporated by reference to Exhibit 3(i) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.
(2)	Incorporated by reference to Exhibit 3(ii) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.